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                                                                    EXHIBIT 1(d)

                                ARTICLES OF AMENDMENT
                                       TO THE
                              ARTICLES OF INCORPORATION
                                          OF
                   PAINEWEBBER REGIONAL FINANCIAL GROWTH FUND INC.

              Pursuant to Sections 2-605(a)(4) and 2-607 of the Maryland General Corporation Law, PaineWebber Regional Financial Growth Fund Inc. ("Corporation") adopts the following Articles of Amendment to the Corporation's Articles of Incorporation, effective as of November 10, 1995:

              FIRST: The Class D Common Stock of the Corporation is renamed Class C Common Stock.

              SECOND: The Amendment herein contained was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

              THIRD: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

              IN WITNESS WHEREOF, the undersigned vice-president of the Corporation hereby executes these Articles of Amendment on behalf of said Corporation, acknowledging them to be the act of said Corporation and certifies that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

     Dated:  November 6, 1995                   PAINEWEBBER REGIONAL FINANCIAL
                                                GROWTH FUND INC.

     Attest:  /s/ Gregory K. Todd      By:      /s/ Dianne E. O'Donnell
              ---------------------             -----------------------
              Gregory K. Todd                   Dianne E. O'Donnell
              Assistant Secretary               Vice President